Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Amendment No. 1 of Form S-3 (File No. 333-158304) of Energy XXI (Bermuda) Limited of our reports dated September 11, 2008 with respect to the consolidated financial statements of Energy XXI (Bermuda) Limited as of June 30, 2008 and 2007, and for the years ended June 30, 2008 and 2007, and for the period from inception (July 25, 2005) through June 30, 2006, and to the effectiveness of Energy XXI (Bermuda) Limited’s internal control over financial reporting as of June 30, 2008, which appear in the Annual Report on Form 10-K for the year ended June 30, 2008.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ UHY LLP

Houston, Texas
April 30, 2009